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                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                  215-988-2700
                                215-988-2757 FAX
                                   www.dbr.com



                                February 28, 2000


The Galaxy Fund
4400 Computer Drive
Westborough, MA  01581-5108

        RE:   THE GALAXY FUND - SHARES OF BENEFICIAL INTEREST
              -----------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to The Galaxy Fund (the "Trust") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 44 (the "Amendment") to the
Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering shares of beneficial interest designated as: (a)
Class A-Special Series 3 shares of beneficial interest representing interests in the Money Market Fund; (b) Class F-Special Series 2 shares of beneficial interest representing interests in the U.S. Treasury Fund; (c) Class
E-Special Series 2 shares of beneficial interest representing interests in the Tax-Exempt Fund; (d) Class L-Series 6 shares of beneficial interest representing interests in the Short-Term Bond Fund; (e) Class D-Special
Series 5 shares of beneficial interest representing interests in the Intermediate Government Income Fund; (f) Class J-Series 6 shares of beneficial interest representing interests in the High Quality Bond Fund; (g) Class R-Series 3 shares of beneficial interest representing interests in the Rhode Island Municipal Bond Fund; (h) Class N-Series 6 shares of beneficial interest representing interests in the Asset Allocation Fund; (i) Class U-Series 6 shares of beneficial interest representing interests in the Growth and Income Fund; and (j) Class G-Series 6 shares of beneficial interest representing interests in the International Equity Fund (collectively, the "Shares"). The Amendment seeks to register an indefinite number of the Shares.

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The Galaxy Fund
February 28, 2000
Page 2


        We have reviewed the Trust's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders and such other legal and factual matters as we have deemed appropriate.

        This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

        Based upon the foregoing, it is our opinion that the Shares, when issued for payment as described in the Trust's prospectuses relating to the Shares and for not less than $.001 per Share, will be validly issued, fully paid and non-assessable by the Trust.

        We note that under certain circumstances, the shareholders of a Massachusetts business trust may be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that such trust's assets are insufficient for that purpose. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

        We hereby consent to the filing of this opinion as an exhibit to the Amendment.


                                          Very truly yours,

                                          /s/ Drinker Biddle & Reath LLP
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                                          DRINKER BIDDLE & REATH LLP